As filed with the Securities and Exchange Commission on February 15, 2019

Registration No. 333-150868

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PepsiCo, Inc.

(Exact name of registrant as specified in its Charter)

North Carolina	13-1584302
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

700 Anderson Hill Road

Purchase, New York 10577

(Address of Principal Executive Offices, Zip Code)

The PepsiCo Savings Plan (formerly known as The PepsiCo 401(k) Plan for Salaried Employees)

The PepsiCo 401(k) Plan for Hourly Employees (which has been merged into The PepsiCo Savings Plan)

(Full title of the plan)

David Yawman
Executive Vice President, Government Affairs,
General Counsel and Corporate Secretary
PepsiCo, Inc.
700 Anderson Hill Road
Purchase, NY 10577
(914) 253-2000
Fax: (914) 253-3051

(Name and address and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).

☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common stock, par value 1 2/3 cents per share	N/A	N/A	N/A	N/A

(1)         This Post-Effective Amendment No. 1 to Form S-8 pertains to the shares of common stock, par value 1 2/3 cents per share (“Common Stock”) of PepsiCo, Inc. (“PepsiCo” or the “Company”) originally registered by the Form S-8 filed on May 13, 2008 (Registration No. 333-150868) (the “2008 Registration Statement”). As described in the “Explanatory Note” below, this Post-Effective Amendment is being filed to provide that the Common Stock previously available for issuance under PepsiCo’s plan entitled “The PepsiCo 401(k) Plan for Hourly Employees” (the “Hourly Plan”) and registered pursuant to the 2008 Registration Statement will be available for issuance under PepsiCo’s plan entitled “The PepsiCo Savings Plan” (formerly known as “The PepsiCo 401(k) Plan for Salaried Employees”, the “Savings Plan”). This Post-Effective Amendment No. 1 to Form S-8 does not register any additional shares of Common Stock.

(2)         The registration fee in respect of such shares of Common Stock was previously paid at the time of the original filing of the Registration Statement on Form S-8 relating to such Common Stock.

Explanatory Note

On May 13, 2008, PepsiCo filed the 2008 Registration Statement with the Securities and Exchange Commission (the “SEC”) to register 10,000,000 shares of the Common Stock issuable pursuant to the Hourly Plan. PepsiCo paid a registration fee of $26,472.48 at that time to register the securities.  An indeterminate amount of interests to be offered and sold was also registered.

Effective December 28, 2017 (the “Effective Date”), the Hourly Plan merged into the Savings Plan (the “Merger”). Pursuant to the Merger, Common Stock previously registered and authorized for issuance under the Hourly Plan became eligible for issuance under the Savings Plan. As of the Effective Date, there were 8,621,719 shares of Common Stock previously registered and authorized for issuance under the Hourly Plan that remain unissued and are now eligible for issuance under the Savings Plan (the “Carryover Shares”).

Accordingly, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that PepsiCo disclose a material change in the plan of distribution as it was originally disclosed in the 2008 Registration Statement, PepsiCo is filing this Post-Effective Amendment No. 1 to the 2008 Registration Statement to reflect that, as of the Effective Date, the Carryover Shares will be available for issuance under the Savings Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.        Plan Information.*

Item 2.        Registrant Information and Employee Plan Annual Information.*

*                 Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” information into this Registration Statement, which means that we can disclose important information to you by referring you to documents that we file with the SEC. The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the SEC will automatically update, modify and, where applicable, supersede the information contained in this Registration Statement or incorporated by reference into this Registration Statement. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this Registration Statement and before the filing of any post-effective amendment to this Registration Statement which deregisters all such securities then remaining unsold:

(a)	Annual report of PepsiCo, Inc. on Form 10-K for the fiscal year ended December 29, 2018;
(b)	Current report of PepsiCo, Inc. on Form 8-K filed with the SEC on January 10, 2019;
(c)

The description of PepsiCo’s Common Stock contained in our most recent Registration Statement on Form 8-A, pursuant to Section 12(b) of the Exchange Act, including any amendment thereto or report filed by the Registrant for the purpose of updating such description; and

(d)	Annual Report of The PepsiCo Savings Plan on Form 11-K for the fiscal year ended December 31, 2017.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.        Description of Securities.

Not applicable.

Item 5.        Interests of Named Experts and Counsel.

Not applicable.

Item 6.        Indemnification of Directors and Officers.

PepsiCo does not have any provisions for indemnification of directors or officers in its Amended and Restated Articles of Incorporation. Article III, Section 3.7 of the By-Laws, as amended and restated, effective as of January 11, 2016, provides that unless the Board of Directors shall determine otherwise, PepsiCo shall indemnify, to the full extent permitted by law, any person who was or is, or who is threatened to be made, a party to an action, suit or proceeding (and any appeal therein), whether civil, criminal, administrative, investigative or arbitrative, by reason of the fact that such person, such person’s testator or intestate, is or was a director, officer or employee of PepsiCo, or is or was serving at the request of PepsiCo as a director, officer or employee of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. At the Board’s discretion, such indemnification may also include advances of a director’s, officer’s or employee’s expenses prior to final disposition of such action, suit or proceeding.

Section 55-2-02 of the North Carolina Business Corporation Act (the “North Carolina Act”) enables a corporation in its articles of incorporation to eliminate or limit, with certain exceptions, the personal liability of directors arising out of an action whether by or in the right of the corporation or otherwise for monetary damages for breach of their duties as directors. No such provision is effective to eliminate or limit a director’s liability for: (1) acts or omissions that the director at the time of the breach knew or believed to be clearly in conflict with the best interests of the corporation; (2) improper distributions as described in Section 55-8-33 of the North Carolina Act; (3) any transaction from which the director derived an improper personal benefit; or (4) acts or omissions occurring prior to the date the exculpatory provision became effective. PepsiCo’s Amended and Restated Articles of Incorporation do not contain a provision that eliminates or limits such personal liability.

Sections 55-8-50 through 55-8-58 of the North Carolina Act permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, because of the fact that such person was or is a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, employee or agent (1) conducted himself in good faith, (2) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interests of the corporation or (b) that in all other cases his conduct was at least not opposed to the corporation’s best interests, and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by a majority vote of a quorum of the board of directors who are not parties to the proceeding in question, a duly designated committee of directors if a quorum of the full board cannot be established, special legal counsel selected by the board or duly designated committee of directors, or the shareholders (excluding shares owned or controlled by directors who are parties to the proceeding in question) in accordance with Section 55-8-55 of the North Carolina Act. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which a director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit in which a director was adjudged liable (whether or not involving action in his official capacity) on the basis of having received an improper personal benefit.

Sections 55-8-52 and 55-8-56 of the North Carolina Act require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was, or was threatened to be, made a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding. Unless prohibited by the articles of incorporation, a director or officer also may make application for and obtain court-ordered indemnification if the court determines that such director or officer is (1) entitled to mandatory indemnification under Section 55-8-52, in which case the court will also order the corporation to pay the director’s or officer’s reasonable expenses incurred to obtain court-ordered indemnification, and (2) fairly and reasonably entitled to indemnification in view of all relevant circumstances, whether or not he met the standard of conduct set forth in Section 55-8-51 or was adjudged liable as described in Section 55-8-51.

In addition to, and notwithstanding the conditions of and limitations on, the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina Act permits a corporation to indemnify, or agree to indemnify, any of its directors, officers, employees or agents against liability and expenses (including attorneys’ fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. Consistent with the foregoing, PepsiCo has entered into indemnification agreements with each of its independent directors, pursuant to which PepsiCo has agreed to indemnify and hold harmless, to the full extent permitted by law, each director against any and all liabilities and assessments (including attorneys’ fees and other costs, expenses and obligations) arising out of or related to any threatened, pending or completed action, suit, proceeding, inquiry or investigation, whether civil, criminal, administrative, or other, including, but not limited to, judgments, fines, penalties and amounts paid in settlement (whether with or without court approval), and any interest, assessments, excise taxes or other charges paid or payable in connection with or in respect of any of the foregoing, incurred by the independent director and arising out of his status as a director or member of a committee of the Board of PepsiCo, or by reason of anything done or not done by the director in such capacities. After receipt of an appropriate request by an independent director, PepsiCo will also advance all expenses, costs and other obligations (including attorneys’ fees) arising out of or related to such matters. PepsiCo will not be liable for payment of any liability or expense incurred by an independent director on account of acts which, at the time taken, were known or believed by such director to be clearly in conflict with PepsiCo’s best interests.

Additionally, Section 55-8-57 of the North Carolina Act authorizes a corporation to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such a person, whether or not the corporation is otherwise authorized by the North Carolina Act to indemnify that person. PepsiCo has purchased and maintains such insurance.

Item 7.       Exemption from Registration Claimed.

Not applicable.

Item 8.        Exhibits.

Exhibit Index

The following is a list of the exhibits filed as part of this Post-Effective Amendment No. 1 to Form S-8. Except as noted below, the applicable SEC file number is 1-1183.

Exhibit No.	Description
4.1

Articles of Incorporation of PepsiCo, Inc., as amended and restated, effective as of May 9, 2011, which are incorporated herein by reference to Exhibit 3.1 to PepsiCo, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 9, 2011.

4.2

By-laws of PepsiCo, Inc., as amended and restated, effective as of January 11, 2016, which are incorporated herein by reference to Exhibit 3.2 to PepsiCo, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 11, 2016.

4.3

The PepsiCo 401(k) Plan for Salaried Employees, which is incorporated herein by reference to Exhibit 4.3 to PepsiCo’s Registration Statement on Form S-8 (File No. 333-76196) filed with the Securities and Exchange Commission on January 2, 2002.

4.4

The PepsiCo 401(k) Plan for Hourly Employees, which is incorporated herein by reference to Exhibit 4.3 to PepsiCo’s Registration Statement on Form S-8 (File No. 333-76204) filed with the Securities and Exchange Commission on January 2, 2002.

5.1

Opinion of Thomas H. Tamoney, Jr. as to the validity of the securities being issued, which is incorporated herein by reference to Exhibit 5.1 to PepsiCo’s Registration Statement on Form S-8 (File No. 333-150868) filed with the Securities and Exchange Commission on May 13, 2008.

23.1	Consent of KPMG LLP.
24.1	Powers of Attorney (included on signature pages).

The registrant undertakes that it will submit or has submitted the Savings Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Savings Plan.

Item 9. Undertakings.

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of such registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Purchase, State of New York, on February 15, 2019.

PEPSICO, INC.

By:	/s/ Cynthia Nastanski
Name:	Cynthia Nastanski
Title:	Senior Vice President, Corporate Law and Deputy Corporate Secretary

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Yawman, Cynthia Nastanski and Heather A. Hammond, and each of them severally, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Form S-8 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ramon Laguarta	Chairman of the Board of Directors and	February 15, 2019
Ramon Laguarta	Chief Executive Officer

/s/ Hugh F. Johnston	Vice Chairman, Executive Vice President
Hugh F. Johnston	and	February 15, 2019
Chief Financial Officer

/s/ Marie T. Gallagher	Senior Vice President and Controller	February 15, 2019
Marie T. Gallagher	(principal accounting officer)

/s/ Shona L. Brown	Director	February 15, 2019
Shona L. Brown

/s/ George W. Buckley	Director	February 15, 2019
George W. Buckley

/s/ Cesar Conde	Director	February 15, 2019
Cesar Conde

/s/ Ian M. Cook	Director	February 15, 2019
Ian M. Cook

Signature	Title	Date

/s/ Dina Dublon	Director	February 15, 2019
Dina Dublon

/s/ Richard W. Fisher	Director	February 15, 2019
Richard W. Fisher

/s/ William R. Johnson	Director	February 15, 2019
William R. Johnson

/s/ David C. Page	Director	February 15, 2019
David C. Page

/s/ Robert C. Pohlad	Director	February 15, 2019
Robert C. Pohlad

/s/ Daniel Vasella	Director	February 15, 2019
Daniel Vasella

/s/ Darren Walker	Director	February 15, 2019
Darren Walker

/s/ Alberto Weisser	Director	February 15, 2019
Alberto Weisser

The Plan.  Pursuant to the requirements of the Securities Act of 1933, as amended, the administrator of The PepsiCo Savings Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Purchase, State of New York, on the 15th day of February, 2019.

By:	/s/ Duncan Micallef
Name:	Duncan Micallef
Title:	Chair of the PepsiCo Administration Committee